Exhibit 99.1

Investors
Isaac Garden
(818) 264-4907

PennyMac Financial Services, Inc. Increases Stock Repurchase Program to $500 Million and Announces $237 Million Repurchase from The BlackRock Foundation

Westlake Village, CA, June 10, 2020 – PennyMac Financial Services, Inc. (NYSE: PFSI) announced that its Board of Directors has approved the repurchase of 6,975,323 shares of common stock, representing the remaining PFSI shares owned by The BlackRock Foundation, at a price of $34 per share. In conjunction with this transaction, PFSI’s Board also approved an increase to its stock repurchase authorization from $50 million to $500 million of outstanding common stock, including approximately $31 million remaining under the initial stock repurchase authorization. Following completion of the transaction, PFSI will have up to $244 million remaining authorization for future repurchases.

“We are excited to announce this transaction which completes the divestment by The BlackRock Foundation from PFSI,” said President and CEO David Spector. “The Company is able to deploy a portion of its excess capital in a transaction that we expect to generate superior returns on equity and to be significantly accretive to PFSI’s earnings per share. Furthermore, the increase in the repurchase authorization allows us to pursue additional opportunistic repurchases of PFSI shares in the future.”

PennyMac was founded in 2008 with initial investments from BlackRock, HC Partners and the Company’s founding management. In February, BlackRock announced the transfer of its entire ownership stake in PFSI to two charitable entities and the subsequent sale of 7.8 million shares. With the transaction announced today, The BlackRock Foundation has completed the sale of all of its remaining interest. Following this transaction, approximately 22% of PFSI is owned by HC Partners, and 23% is owned by PFSI’s executive officers and directors.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.

Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry. In 2019, PennyMac Financial’s production of newly originated loans totaled $118 billion in unpaid principal balance, making it the third largest mortgage lender in the nation, according to Inside Mortgage Finance. As of March 31, 2020, PennyMac Financial serviced loans totaling $384.2 billion in unpaid principal balance, making it the sixth largest servicer of mortgage loans in the nation, according to Inside Mortgage Finance.

Additional information about PennyMac Financial Services, Inc. is available at www.ir.pennymacfinancial.com.

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